Exhibit 99.1

Dear Fellow Shareholders,	January 31, 2020

A recent headline in a national publication read, “Breakthrough arises from a precise mix of old and new knowledge, say scientists.” The article explained that most scientific breakthroughs result from research and innovation comprised of a mix of established truths and new discoveries.

Likewise, your company has discovered that a key Farmers National Bank formula for sustained growth comes from combining certain tried and true best banking practices with new and innovative technologies. I will be sharing many of these exciting enhancements with you throughout the year.

Our continued success in combining the best of the traditional and new is reflected in our substantial fourth quarter 2019 accomplishments, highlighted below.

Maple Leaf Financial - Merger Closing

I am excited to announce that Farmers National Banc Corp. has just recently completed our fourth bank acquisition since 2015 by taking our successful community banking model to the new, attractive Geauga market and expanding our profile in Cuyahoga County. Farmers concluded the financial closing of the deal on January 7th and the operational close on January 21st, formally converting Geauga Savings Bank customers to Farmers.

New Farmers National Bank signs are currently being erected as we eagerly welcome customers into the Farmers’ Family. In addition to increasing Farmers’ market share in Cuyahoga and Geauga Counties, the transaction enables Farmers to continue building local scale and efficiencies throughout Northeast Ohio.

I’d like to use this opportunity to welcome Geauga Savings Bank shareholders to the Company and I look forward to sharing our combined success with you in the future. In addition, Geauga Savings Bank customers now have a diverse, strong and growing community bank partner and, on behalf of everyone at Farmers, we are committed to supporting all of your financial needs.

Virtual Annual Meeting

Technology is re-shaping many traditional business practices. As many of our peers have transitioned to electronic meetings, last year Farmers followed by adopting the virtual meeting format for our annual meeting. Shareholders participated via the internet allowing them audio access to the live broadcast of the meeting. During the meeting, shareholders could cast their votes, hear the Company’s voting results, and submit questions to Management. Farmers also hosted a physical meeting – for one transitional year only – to demonstrate how to use the virtual meeting format to any shareholders needing assistance.

On April 16, 2020, Farmers will again host our annual meeting virtually. However beginning this year, the meeting will be a virtual-only model and physical meetings will no longer take place. The use of technology-enhanced shareholder communications to facilitate individual investor participation is a goal of regulators, public companies, shareholders, and others invested in the corporate governance process. Applying technology to the annual meeting by allowing virtual participation is a way to make the meeting more relevant, accessible and engaging for all involved, by allowing a broader base of shareholders to participate in the annual meeting - regardless of their location. Virtual meetings are also highly cost effective.

Record Year

The recent initiatives detailed above are a result of the successful pursuit of actions we have outlined in our strategic plan. Our planning process provides us with the framework to produce consistent and sustainable growth and a strong financial performance. For Farmers, 2019 was no exception. For the fourth consecutive year, we achieved record financial results as we continue to pursue initiatives that diversify our sources of income, effectively manage risk, increase our market share and proactively manage our expenses.

For the year ended December 31, 2019, noninterest income was $28.6 million, compared to $25.5 million for the year ended December 31, 2018. The 12% increase in noninterest income was a result of accelerating fee income. For example, mortgage fee income increased 61% year-over-year due to a greater emphasis on mortgage originations and a favorable rate environment. In addition, fee income from the Farmers National Investments division increased 29% as a result of strong market performance, new customer growth and tapping into our lucrative Western Market.

Asset quality remains excellent and our non-performing assets to total assets ratio was 0.26% for 2019, compared to 0.33% last year. In 2019, non-performing assets to total assets ratio was the best it has been in the last decade and reflects our continued commitment to managing risk.

For many banks including Farmers, 2019 was a year of strategic focus on growing deposits. Total deposits increased 11.6% over the prior year, and most importantly, core-deposits also increased 11.6%.

Our loan-to-deposit ratio was 90.17% at December 31, 2019, compared to 96.45% at December 31, 2018, and we have a strong balance sheet and liquidity levels to fund our organic growth and acquisition strategies.

Finally, during the year many comparable financial institutions were affected by higher deposit costs and lower interest rates, which negatively impacted net interest margins. Farmers was not immune from these macro level pressures, and our net interest margin compressed slightly to 3.82% this year, from 3.87% last year. I am extremely pleased with the stability in our net interest margin and our performance was significantly better than many of our peers. Overall, our 2019 financial and operating results are a testament to our focus on supporting our communities with strong financial products and services and the hard work and dedication of our 483 team members.

As your company and its leadership look toward 2020 and beyond, we will keep in mind that combining the tried and true with the new and innovative is often the best formula for growth.

As always, I am open to your calls, letters and emails.

Very truly yours,

Kevin J. Helmick

President & CEO

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com